Exhibit 10.17

RESTRICTED STOCK AWARD DOCUMENT

LAWSON SOFTWARE, INC.

2001 STOCK INCENTIVE PLAN

1.                                       Award of Shares of Restricted Stock.  Pursuant to the Lawson Software, Inc. 2001 Stock Incentive Plan (the “Plan”), Lawson Software, Inc., a Delaware corporation (the “Company”) awards (the “Award”) to the participant (“Participant”) whose name is specified in the separate written Award confirmation provided by the Company or the Company’s third party administrator (the “Award Confirmation”), shares of restricted common stock, par value $0.01 per share (“Common Stock”) of the Company as follows:

The Company awards to Participant the number of shares of restricted Common Stock shown on the Award Confirmation (the “Restricted Shares”), subject to the terms and conditions set forth in the Plan, this Restricted Stock Award Document (“Award Document”) and the Award Confirmation.  The Award Date for the Restricted Shares is stated on the Award Confirmation.  The Participant may not sell, pledge or transfer any of Restricted Shares unless and until those Restricted Shares vest as described in the Award Confirmation and Award Document.  By participating in the Plan, Participant shall be deemed to have accepted all the terms and conditions of the Plan and this Award Document and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.

This Award Document is the “Agreement,” as referred to the Plan, which contains the terms and conditions of the Restricted Shares.

2.                                       Restricted Shares Subject to Plan; Definitions.  The Restricted Shares are subject to the terms and conditions of the Plan, and the terms of the Plan shall control to the extent not otherwise inconsistent with the provisions of this Award Document.  The Restricted Shares are subject to any rules promulgated pursuant to the Plan by the Board of Directors of the Company or the Committee.  The capitalized terms not otherwise defined in this Award Document have the same meanings assigned to them in the Plan.

2.1           The term “Actual Number of Employment Days During Vesting Period” means the number of calendar days between the Award Date and the date of Termination of Participant’s Service (inclusive).

2.2           The term “Actual Vesting Date” means the earlier of (1) the Scheduled Vesting Date (but only if Participant has at all times been a regular full time or part time employee of the Company or any Subsidiary from the Award Date to the applicable vesting date) or (2) the date of acceleration of the Scheduled Vesting Date under Section 3 below.

2.3           The term “Cause” means Termination of Participant’s Service initiated by the Company or its Subsidiaries because of:  (1) if the Participant has entered into any written and executed contract(s) with the Company or any of its Subsidiaries, any material breach by the Participant of such contract (as reasonably determined by the Company) and which is not or cannot reasonably be cured within 10 days after written notice from the Company  to the Participant; (2) any material violation by the Participant of the Company’s policies, rules or regulations (as reasonably determined by the Company) and which is not or cannot be reasonably cured within 10 days after written notice from the Company to the Participant; or (3) commission of any material act of fraud, embezzlement or dishonesty by the Participant (as reasonably determined by the Company).

2.4           The term “Change in Control Transaction” means (1) the closing of a tender offer or exchange offer for the ownership of 50% or more of the outstanding voting securities of the Company; (2) the Company shall have entered into a definitive agreement with respect to a tender offer, exchange offer or merger, consolidation or other business combination with another corporation and as a result of such tender offer, exchange offer, merger, consolidation or combination 50% or fewer of the outstanding voting securities of the surviving or resulting corporation are owned in the aggregate by the former stockholders of the Company, other than affiliates (within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of any party to such merger or consolidation, as the same shall have existed immediately prior to such merger or consolidation; (3) the Company shall have entered into a definitive agreement to sell substantially all of its assets to another corporation which is not a direct or indirect wholly owned Subsidiary of the Company; (4) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date of this Award Document) of the Exchange Act, shall acquire 50% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record) (for purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) as in effect on the date of this Award Document) pursuant to the

Exchange Act; (5) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or (6) individuals who constitute the Company’s Board of Directors on the date of this Award Document (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date of this Award Document whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least 50% of the directors comprising the Incumbent Board shall be, for purposes of this clause (6), considered as though such person were a member of the Incumbent Board.

2.5           The term “Disability” means Participant’s permanent disability as defined under any long term disability plan of the Company, or in the absence of such plan, the inability of Participant, due to illness or injury, to substantially perform Participant’s duties (after taking into account any reasonable accommodation required by the Americans with Disabilities Act, if applicable to Participant) for a period of at least 180 consecutive days.  The determination of a Disability shall be based on competent medical opinion.

2.6           The term “Fair Market Value” means the closing sale price of common stock of Lawson Software, Inc., as reported by Nasdaq (Nasdaq:  LWSN), on the date for which the determination of “Fair Market Value” is being made.

2.7           The term “Good Reason” means:  the occurrence of any of the following events:  (1) a job reassignment that is not at least of comparable responsibility or status as the assignment in effect immediately prior to the Change in Control Transaction; (2) a reduction in the Participant’s base pay as in effect immediately prior to a Change in Control Transaction; (3) a material modification of the Company’s incentive compensation program (that is adverse to the Participant) as in effect immediately prior to a Change in Control Transaction; (4) a requirement by the Company that the Participant be based anywhere other than within thirty miles of the Participant’s work location immediately prior to a Change in Control Transaction (with exceptions for temporary business travel that is consistent in both frequency and duration with the Participant’s business travel before the Change in Control Transaction); or (5) except as otherwise required by applicable law, the failure by the Company to provide employee benefit programs and plans (including any stock ownership and stock purchase plans) that provide substantially similar benefits, in terms of aggregate monetary value, at substantially similar costs to the Participant as the benefits provided in effect immediately prior to a Change in Control Transaction.  Termination or reassignment of the Participant’s employment for Cause, or by reason of Disability or death, are excluded from this definition.

2.8           The term “Initial Number of Days During Vesting Period” means the number of calendar days between the Award Date and the Scheduled Vesting Date.

2.9           The term “Retirement” means Termination of Participant’s Service at any time on or after the date on which the Participant’s age plus years of full time employment with the Company or any Subsidiary equals 65 or more.

2.10         The term “Scheduled Vesting Date” means the vesting date specified in the Award Confirmation, subject to extension an approved leave of absence under Section 3.4 below.

2.11         The term “Shares” means the Restricted Shares that are subject to the Award, whether or not those shares are vested or subject to forfeiture under this Agreement.

2.12         The term “Subsidiary” or “Subsidiaries” means any corporation at least a majority of whose securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the occurrence of a contingency) is at the time owned by the Company and/or one (1) or more Subsidiaries.

2.13         The term “Termination of Participant’s Service” means the last day of Participant’s regular full time or part time employment with the Company and its Subsidiaries.

2.14         The term “Vested Shares” means the number of Restricted Shares which have vested and are no longer subject to forfeiture under this Agreement.

3.                                       Vesting and Acceleration of Vesting.  Except as specifically provided in this Award Document and the Plan, 100% of the Restricted Shares will vest and no longer be subject to forfeiture on the Scheduled Vesting Date, but only if Participant has at all times been a regular full time or part time employee of the Company or any Subsidiary from the Award Date to the applicable vesting date.  No vesting of the Restricted Shares shall occur after Termination of Participant’s Service, except only to the extent described in Sections 3.1, 3.2 and 3.3 below.

3.1           Pro Rata Acceleration of Vesting Upon Death, Disability or Retirement.  If there is a Termination of Participant’s Service because of Participant’s death, Disability or Retirement before the Scheduled Vesting Date, the following pro rata portion of the Restricted Shares will vest and no longer be subject to forfeiture (up to a maximum of 100% of the Restricted Shares):

(Actual Number of Employment Days During Vesting Period)
(Initial Number of Days During Vesting Period)	X (Restricted Shares) = (Vested Shares)

The number Shares vested under this Section 3.1 shall be rounded down to the nearest whole number of Shares.  If Termination of Participant’s Service is due to death, Disability or Retirement, the pro rata acceleration of vesting under this Section 3.1 will be deemed to have occurred immediately prior to such Termination of Participant’s Service.

3.2           Automatic 100% Acceleration of Vesting if Restricted Shares are Cancelled In Connection with a Change in Control Transaction.  If the Restricted Shares are to be cancelled upon the completion of a Change in Control Transaction, then immediately prior to the Change in Control Transaction (and if Participant is then a full time employee of the Company or any Subsidiary) (i) all conditions of vesting will be assumed to have been met for 100% of the Restricted Shares and (ii) none of the Restricted Shares will be subject to forfeiture under this Agreement.  The acceleration of vesting under this Section 3.2 will be deemed to have occurred immediately before the completion of the Change in Control Transaction.  There shall be no acceleration of vesting under this Section 3.2 if a Change in Control Transaction does not occur.

3.3           Automatic 100% Acceleration of Vesting Under Certain Conditions Within Two Years After a Change in Control Transaction.  If within two years after the completion of a Change in Control Transaction, there is a Termination of Participant’s Service initiated by the Company or any Subsidiary (or successor) other than for Cause or by the Participant for Good Reason, then:  (i) all conditions of vesting will be assumed to have been met for 100% of the Restricted Shares and (ii) none of the Restricted Shares will be subject to forfeiture under this Agreement.  The acceleration of vesting under this Section 3.3 will be deemed to have occurred immediately before the Termination of Participant’s Service.

3.4           Leave of Absence.  The Company’s leave of absence procedure concerning stock options, that is in effect as of the date of this Award Document, will also govern the vesting of the Restricted Shares during a Company approved leave of absence.

4.                                       Termination and Forfeiture.  Except to the extent described in Sections 3.1, 3.2 and 3.3 above, no vesting or delivery of the Restricted Shares shall occur after the date of Termination of Participant’s Service and all such unvested Restricted Shares will be irrevocably forfeited, redeemed and cancelled as of 5:01 p.m. United States Central on the date of Termination of Participant’s Service and Participant will retain no rights with respect to the forfeited Restricted Shares.

5.                                       No Pledge or Transfer of Restricted Shares.  The Restricted Shares cannot be sold, assigned, transferred, gifted, pledged, hypothecated, or in any manner encumbered or disposed of at any time prior to the Actual Vesting Date for the Restricted Shares.

6.                                       Distributions and Adjustments.

6.1           If any Restricted Shares vest subsequent to any change in the number or character of the Common Stock of the Company (through any stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, or otherwise), Participant shall receive upon such vesting the number and type of securities or other consideration which Participant would have received if such Shares had vested prior to the event changing the number or character of the outstanding Common Stock.

6.2           Any additional shares of Common Stock of the Company, any other securities of the Company and any other property (except for regular cash dividends or other cash distributions) distributed with respect to the Shares prior to the date or dates the Restricted Shares vest shall be subject to the same restrictions, terms and conditions as the Restricted Shares to which they relate and shall be promptly deposited with the Secretary of the Company or a custodian designated by the Secretary.

7.                                       Issuance and Custody of Certificate for Restricted Shares.

7.1           The Company shall cause the Restricted Shares to be issued in the name of Participant, either by book-entry registration or issuance of a stock certificate or certificates evidencing the Restricted Shares, which certificate or certificates shall be held by the Secretary of the Company or the stock transfer agent or brokerage service selected by the Secretary of the Company to provide such services for the Plan.  The Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order.  If any certificate is used, the certificate shall bear an appropriate legend referring to the restrictions applicable to the Shares.  Participant hereby agrees to the retention by the Company or its designee of the Shares and, if a stock certificate is used, upon request agrees to execute and deliver to the Company a blank stock power with respect to the Shares as a condition to the receipt of the Award of Restricted Shares.  After any Shares vest pursuant to this Agreement, and following payment of the applicable withholding taxes, the Company shall promptly cause to be issued a certificate or certificates, registered in the name of Participant or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, evidencing such vested whole Shares (less any shares withheld to pay withholding taxes) and shall cause such certificate or certificates to be delivered to Participant or Participant’s legal representatives, beneficiaries or heirs, as the case may be, free of the legend or the stop-transfer order referenced above.  The value of any fractional Shares shall be paid in cash at the time certificates evidencing the Shares are delivered to Participant.

7.2           The issuance of any Common Stock in accordance with this Award shall only be effective at such time that the sale or issuance of Common Stock pursuant to this Award Document will not violate the applicable laws or regulations of any applicable country, state or other jurisdiction.

7.3           If Participant is a “specified employee” for purposes of Section 409A of the United States Internal Revenue Code (“Section 409A”), an exception to the payment restrictions of Section 409A does not apply, and the Company is a publicly traded corporation at the time of Employee’s termination of employment, then, notwithstanding any provision in this Agreement to the contrary:  (a) the delivery of the Vested Shares without restriction shall be made to Participant six months plus five business days following the date of Termination of Participant’s Service (provided that at the time of delivery Participant has met all other requirements for that delivery under this Agreement), (b) no such delivery will be made to Participant before the date described in clause (a) above, and (c) no dividend equivalents shall accrue or be payable to Employee for any payments that are delayed pursuant to this Section 7.3.

8.                                       Taxes.  To provide the Company with the opportunity to claim the benefit of any tax deduction which may be available to it in connection with the Award, and to comply with all applicable income tax and social insurance contribution laws or regulations of any applicable country, state or other jurisdiction, the Company and its Subsidiaries may take such action as it deems appropriate to ensure that all applicable payroll, income tax, social insurance contributions or other tax withholding obligations are withheld or collected from Participant.  Unless otherwise provided by the Committee in its sole discretion and except as prohibited under local law, Participant may elect to satisfy Participant’s minimum income tax and social insurance contributions withholding obligations by (i) paying that amount by wire transfer or check (bank check, certified check or personal check), (ii) having the Company or its Subsidiaries withhold a portion of the Vested Shares otherwise deliverable to the Participant having a Fair Market Value in United States dollars equal to the minimum amount of such taxes required to be withheld, in accordance with the rules of the Committee, or (iii) delivering to the Company for cancellation, in accordance with the rules of the Committee, shares of Common Stock which have a Fair Market Value equal to Participant’s minimum income tax and social insurance contributions withholding obligations and which either (a) were purchased on a national stock exchange or on the NASDAQ NMS system or (b) have been issued and outstanding more than six months.  The Company will not deliver any fractional Vested Shares but will pay, in lieu thereof, the Fair Market Value of such fractional Vested Shares.  Participant’s election under this Section 8 must be made on or before the date that the amount of tax or other contribution to be withheld is determined.  Participant acknowledges and agrees that should the shares of Common Stock withheld for income tax and social insurance contributions purposes be in excess of the amounts required to be withheld under applicable law, the Company shall refund the excess to Participant, without interest, as soon as administratively practicable.  Any adverse consequences to Participant resulting from the procedure permitted under this Section 8 including, without limitation, income tax and social insurance contributions consequences, shall be the sole responsibility of Participant.

9.                                       Participant’s Employment.  This Award Document, the Award Confirmation and the Plan are not an employment contract.  Nothing contained in this Award Document, the Award Confirmation or the Plan shall confer on Participant any right to continue in the employ of the Company or any Subsidiary or other affiliate of the Company or affect in any way the right of the Company or any Subsidiary or other affiliate to terminate the employment of Participant at any time.  No Restricted Shares, compensation or benefit awarded to or realized by Participant under the Plan or this Award Document shall be included for the purpose of computing Participant’s compensation under any incentive compensation plan or any compensation-based retirement, disability or similar plan of the Company unless required by law or otherwise provided by such other plan.

10.                                 No Trust or Fund Created.  Neither the Plan nor this Award Document shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and Participant or any other person.  To the extent that any Participant acquires a right to receive Shares or payments from the Company or any Subsidiary pursuant to the Award, such right shall be no greater than the right of any unsecured creditor of the Company or any Subsidiary.

11.                                 Consent to Collection/Processing/Transfer of Personal Data.  Pursuant to applicable personal data protection laws, the Company hereby notifies Participant of the following in relation to Participant’s personal data and the collection, processing and transfer of such data in relation to the Company’s grant of the Award and participation in the Plan by Participant.  The collection, processing and transfer of Participant’s personal data is necessary for the Company’s administration of the Plan and participation in the Plan by Participant, and Participant’s denial and/or objection to the collection, processing and transfer of personal data may affect participation in the Plan by Participant.  As such, Participant voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described in this Section 11.  The Company and Participant’s employer hold certain personal information about Participant, including Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all options, restricted stock, restricted stock units or any other entitlement to shares of Stock awarded, canceled, purchased, vested, unvested or outstanding in Participant’s favor, for the purpose of managing and administering the Plan (“Data”).  The Data may be provided by Participant or collected, where lawful, from third parties, and the Company will process the Data for the exclusive purpose of implementing, administering and managing participation in the Plan by Participant.  The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in Participant’s country of residence.  Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought.  Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for participation in the Plan by Participant.  The Company and Participant’s employer will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of participation in the Plan by Participant, and the Company and Participant’s employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States.  Participant hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing participation in the Plan by Participant, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Stock on Participant’s behalf to a broker or other third party with whom Participant may elect to deposit any shares of Stock acquired pursuant to the Plan.  Participant may, at any time, exercise Participant’s rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and participation in the Plan by Participant.  Participant may seek to exercise these rights by contacting the local Human Resources manager or the Company’s Human Resources Department.

12.   No Right of Future Awards.  Nothing contained in this Award Document, the Award Confirmation or the Plan shall confer on Participant any right to receive any additional stock awards in the future from the Company, Subsidiary or any other affiliate of the Company or affect in any way the right of the Company, Subsidiary or any other affiliate to terminate the granting of equity awards at any time.

13.                                 Interpretation of Terms; General.  The Committee shall interpret the terms of the Award and this Award Document, the Award Confirmation and Plan and all determinations shall be final and binding.  The Award and this Award Document, the Award Confirmation and Plan (1) are governed by the laws of the State of Minnesota, (2) may be amended only in writing, signed by an executive officer of the Company, and (3) supersede any other verbal or written agreements or representations concerning the Award.

14.                                 Termination Indemnities.  Participation in the Plan by the Participant is voluntary.  The value of the Award under the Plan is an extraordinary item of compensation outside the scope of Participant’s employment contract, if any.  As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.  Rather, the Award represents a mere investment opportunity to acquire shares of the Company’s common stock.

15.                                 Private Placement.  The grant of the Award is not intended to be a public offering of securities in Participant’s country but instead is intended to be a private placement.  The Company has not submitted any registration statement, prospectus or other filings other than in the United States (unless otherwise required under local law).  No employee of the Company or any of the Company’s affiliates is permitted to advise Participant about whether or not to acquire shares of the Company’s common stock under the Plan.  Investment in the shares of the Company involves a degree of risk.  Before deciding to acquire shares pursuant to the Award, Participant should carefully consider all risk factors relevant to the acquisition of the Company’s common stock under the Plan and carefully review all of the materials related to the Award and the Plan.  In addition, Participant is encouraged to consult a personal advisor for professional investment advice (at Participant’s own expense).

16.                                 Compliance with Age Discrimination Rule – Applicable Only to Participants Who Are Subject to the Laws in the European Union.  The grant of the Award and the terms and conditions governing the Award are intended to comply with the age discrimination provisions of the European Union (EU) Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”), for any Participant who is subject to the laws in the EU.  To the extent a court or tribunal of competent jurisdiction determines that any provision of the Award is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the court or tribunal, in making such determination, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

17.                                 Official Language.  Unless prohibited by applicable law:  (a) the official language of the Award and this Award Document, the Award Confirmation and Plan is English, (b) documents or notices not originally written in English shall have no effect until they have been translated into English, and the English translation shall then be the prevailing form of such documents or notices and (c) any notices or other documents required to be delivered to the Company (or equity plan administrator) under this Award Document, shall be translated into English, at Participant’s expense, and provided promptly to the Company in English (to the attention of the Company’s Corporate Secretary).  The Company may also request an untranslated copy of such documents.

18.                                 Binding Terms.  By accepting any of the benefits of the Restricted Shares, the Participant will be deemed to have agreed to comply with all of the terms and conditions of the Plan (as applicable to the Restricted Shares), this Award Document and the Award Confirmation.  If there is any discrepancy between the number of Restricted Shares shown in the Award Confirmation and the number shown in the records of the Company’s Corporate Secretary, the records of the Company’s Corporate Secretary shall prevail.